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FOR IMMEDIATE RELEASE

May 7, 2008

Company:	Dominion

Contacts:
Media:	Mark Lazenby, (804) 819-2042, Mark.Lazenby@dom.com
Analysts:	Laura Kottkamp, (804) 819-2254, Laura.E.Kottkamp@dom.com

JOHNSON TO RETIRE AS CEO OF DOMINION VIRGINIA POWER;
WILL ASSUME VICE CHAIRMANSHIP OF GENERAL DYNAMICS

RICHMOND, Va. – Jay L. Johnson, executive vice president and chief executive officer of Dominion Virginia Power,  a unit of Dominion (NYSE: D), will retire effective June 1, the company announced today.

Johnson is joining General Dynamics (NYSE: GD) as vice chairman of its board of directors and as an officer, effective September 2.  He will become that company’s chief executive officer on July 1, 2009.  Johnson has been a member of the General Dynamics board of directors since 2003.

“Jay has been a significant contributor to the Dominion success story,” said Thomas F. Farrell II, Dominion chairman, president and chief executive officer. “We will miss his insights, but he will bring invaluable skills as a strategist and leader to his new role at General Dynamics.”

Nicholas D. Chabraja, General Dynamics chairman and chief executive officer, said:  “We are extremely pleased to have Jay join our senior management team.  He has been a trusted adviser and member of our board for five years.  His experience as a successful corporate executive and, previously, as Chief of Naval Operations of the U.S. Navy prepares him to be a successful and effective leader of General Dynamics.”

Johnson said:  “I am moving from one great company to another.  And while I am excited about this tremendous opportunity with General Dynamics, the experience that I have gained and the friendships that I have made at Dominion are second to none.”

Johnson was elected to his current position at Dominion in October 2007. In that role, he is in charge of an organization that provides electricity to nearly 2.4 million homes and businesses. Prior to that, Johnson served as president and chief executive officer of Dominion Delivery and senior vice president of Business Excellence, where he was responsible for the implementation of Six Sigma.  Johnson joined Dominion in September 2000.

Dominion is one of the nation’s largest producers and transporters of energy, with a portfolio of approximately 26,500 megawatts of generation, 1.1 trillion cubic feet equivalent of proved natural gas and oil reserves and 14,000 miles of natural gas transmission, gathering and storage pipeline. Dominion also owns the nation’s largest underground natural gas storage system and operates more than 975 billion cubic feet of storage capacity, and serves retail energy customers in 11 states. For more information about Dominion, visit the company’s Web site at www.dom.com.

General Dynamics is based in Falls Church, Va., and is a market leader in business aviation; land and expeditionary combat vehicles and systems, armaments, and munitions; shipbuilding and marine systems; and mission-critical information systems and technologies.  The company employs approximately 83,500 people worldwide and reported 2007 revenues of $27.2 billion.

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